Exhibit 99.1

Contact: Adam Hollingsworth

(904) 359-3161

CSX REPORTS FOURTH QUARTER 2003 RESULTS

•	Fourth-quarter net income was $123 million, 57 cents per share, including a net restructuring charge of $12 million pretax ($7 million after tax), or 4 cents per share for the company’s management streamlining efforts.

•	Surface Transportation revenues rose 4% to $1.90 billion compared to last year’s fourth quarter.

•	Surface Transportation operating income was $239 million including the net restructuring charge.

JACKSONVILLE, Fla., January 27, 2004 – CSX Corporation (NYSE: CSX) today reported fourth quarter net income of $123 million, or 57 cents per share, including a net after-tax restructuring charge of $7 million or 4 cents per share. Excluding this charge, fourth quarter net income was $130 million, or 61 cents per share, versus $137 million or 64 cents, a year ago.

Surface Transportation revenue, which includes CSX’s rail and intermodal units, was $1.90 billion versus $1.82 billion a year ago. The company’s merchandise markets all showed strong year-over-year growth with revenue and volume up 6%. Coal and Intermodal volumes also increased year over year. Total CSX revenues for the quarter were $1.95 billion compared to $2.06 billion in 2002. The prior year includes revenue of $189 million from an affiliated company conveyed earlier this year.

“CSX saw tremendous revenue growth in the fourth quarter and throughout 2003. This growth reflects a strengthening economy, aggressive efforts to win modal conversions and innovative service products that better adapt to customer needs,” said Michael J. Ward, CSX Corporation chairman and chief executive officer. “In addition, we strengthened our balance sheet through a reduced debt-to-equity ratio and free cash flow in excess of $300 million or 80% increase year over year.”

“However, because these positive trends were offset by continued high operational costs, we remain keenly focused on improving our cost structure and restoring our higher service levels that we’ve seen in the recent past,” Ward said.

Operating income for Surface Transportation was $239 million. Excluding the net restructuring charge mentioned above operating income was $251 million for the quarter, down from $281 million in the same quarter last year. On a consolidated basis excluding the net restructuring charge, operating income was $274 million versus $318 million in 2002.

RECAP OF RESULTS (reconciliation to GAAP):

(Dollars in millions, except per share amounts)

	4th QTR		Year
	2003	2002	2003	2002
Surf Trans Oper Inc	$239	$281	$651	$995
Charges	12	—	251	—

Adj Surf Trans Oper Inc	$251	$281	$902	$995
Net Earnings	$123	$137	$246	$424
Charges	7	—	225	—
Cumulative Effect	—	—	(57)	43

Adj Net Earnings (bef cum effect)	$130	$137	$414	$467
EPS	$0.57	$0.64	$1.14	$1.99
Charges	0.04	—	1.06	—
Cumulative Effect	—	—	(.26)	.20

Adj EPS (bef cum effect)	$0.61	$0.64	$1.94	$2.19

CSX Corporation, based in Jacksonville, Fla., owns one of the largest rail networks in the United States. CSX Transportation Inc., and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

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This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items; projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

		Quarters Ended		Years Ended
		Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002
		(Unaudited)
Revenue and Expense	Operating Revenue	$1,953	$2,060	$7,793	$8,152
	Operating Expense	1,691	1,742	7,167	7,025

	Operating Income	262	318	626	1,127
	Other Income	27	—	57	41
	Interest Expense	107	107	418	445

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	182	211	265	723
	Income Tax Expense	59	74	76	256

	Earnings Before Cumulative Effect of Accounting Change	123	137	189	467
	Cumulative Effect of Accounting Change - Net of Tax	—	—	57	(43)

	Net Earnings	$123	$137	$246	$424

Per Common Share	Earnings Per Share, Assuming Dilution:
	Before Cumulative Effect of Accounting Change	$0.57	$0.64	$0.88	$2.19
	Cumulative Effect of Accounting Change	—	—	0.26	(0.20)

	Net Earnings	$0.57	$0.64	$1.14	$1.99

	Average Diluted Common Shares Outstanding (Thousands)	214,742	213,690	214,396	213,512

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.40	$0.40

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

		Dec. 26, 2003	Dec. 27, 2002
		(Unaudited)
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$368	$264
	Accounts Receivable - Net	1,163	845
	Materials and Supplies	170	180
	Deferred Income Taxes	136	128
	Other Current Assets	63	155
	Domestic Container-Shipping Assets Held for Disposition	—	263

	Total Current Assets	1,900	1,835
	Properties - Net	13,730	13,286
	Investment in Conrail	4,678	4,653
	Affiliates and Other Companies	515	381
	Other Long-term Assets	922	807

	Total Assets	$21,745	$20,962

Liabilities	Current Liabilities
	Accounts Payable	$827	$802
	Labor and Fringe Benefits Payable	397	457
	Casualty, Environmental and Other Reserves	280	246
	Current Maturities of Long-term Debt	426	391
	Short-term Debt	2	143
	Income and Other Taxes Payable	123	144
	Other Current Liabilities	164	178
	Domestic Container-Shipping Liabilities Held for Disposition	—	104

	Total Current Liabilities	2,219	2,465
	Casualty, Environmental and Other Reserves	836	604
	Long-term Debt	6,886	6,519
	Deferred Income Taxes	3,742	3,567
	Other Long-term Liabilities	1,621	1,566

	Total Liabilities	15,304	14,721

Shareholders’ Equity	Common Stock, $1 Par Value	215	214
	Other Capital	1,567	1,548
	Retained Earnings	4,957	4,797
	Accumulated Other Comprehensive Loss	(298)	(318)

	Total Shareholders’ Equity	6,441	6,241

	Total Liabilities and Shareholders’ Equity	$21,745	$20,962

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

		Years Ended
		Dec. 26, 2003	Dec. 27, 2002
		(Unaudited)
Operating Activities	Net Earnings	$246	$424
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	643	649
	Deferred Income Taxes	119	172
	Cumulative Effect of Accounting Change - Net of Tax	(57)	43
	Additional Loss on Sale	108	—
	Provision for Casualty Reserves	232	—
	Restructuring Charge - Net	22	—
	Other Operating Activities	(108)	(108)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	19	30
	Termination of Sale of Receivables	(380)	—
	Other Current Assets	40	23
	Accounts Payable	49	(83)
	Other Current Liabilities	(129)	(23)

	Net Cash Provided by Operating Activities	804	1,127

Investing Activities	Property Additions	(1,059)	(1,080)
	Net Proceeds from Divestitures	214	—
	Short-term Investments - Net	65	350
	Other Investing Activities	(27)	(45)

	Net Cash Used by Investing Activities	(807)	(775)

Financing Activities	Short-term Debt - Net	(141)	140
	Long-term Debt Issued	919	748
	Long-term Debt Repaid	(500)	(1,159)
	Dividends Paid	(86)	(86)
	Other Financing Activities	(20)	(5)

	Net Cash Provided (Used) by Financing Activities	172	(362)

Cash, Cash Equivalents and Short-term Investments	Net Increase (Decrease) in Cash and Cash Equivalents	169	(10)
	Cash and Cash Equivalents at Beginning of Period	127	137

	Cash and Cash Equivalents at End of Period	296	127
	Short-term Investments at End of Period	72	137

	Cash, Cash Equivalents and Short-term Investments at End of Period	$368	$264

Notes to Consolidated Financial Statements

(1)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings. On an ongoing basis, depreciation expense will be reduced, while labor and fringe and materials, supplies and other expense will be increased.

(2)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Horizon has subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $300 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor.

(3)	SFAS 142, “Goodwill and Other Intangible Assets,” was issued in 2001. The Company adopted this standard at the beginning of fiscal year 2002 and incurred a pretax charge of $83 million, $43 million after tax and consideration of minority interest, 20 cents per share, as a cumulative effect of an accounting change, which represents the difference between book value and the fair value of indefinite lived intangible assets. These indefinite lived intangible assets are permits and licenses that the Company holds relating to a proposed pipeline to transfer natural gas from Alaska’s north slope to the port in Valdez, Alaska. The fair value was determined using a discount method of projected future cash flows relating to these assets. The carrying value of these assets is now approximately $3 million. The adoption of SFAS 142 did not have a material effect on prior reporting periods and is not expected to have a material effect on future earnings.

(4)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, 68 cents per share, in the third quarter of 2003 to increase its provision for casualty claims.

(5)	Also in the third quarter of 2003, CSX entered into two settlement agreements with Maersk that resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect was to reduce the Company’s earnings by $108 million pretax, $67 million after tax, or 31 cents per share. This charge is reflected in the financial statements as the additional loss on sale of the international container-shipping assets.

(6)	In the fourth quarter of 2003, the Company recorded $34 million pretax, $21 million after tax, 10 cents per share, as the initial charge for separation expenses related to the Organizational Effectiveness Initiative announced in November 2003. In addition, the Company recorded a $22 million pretax, $14 million after tax, 6 cents per share, credit related to revised estimates for railroad retirement taxes and the amount of benefits that will be paid to individuals under the $1.3 billion charges for separation plans initially recorded in 1991 and 1992. For the year, the Company has recorded a net restructuring charge of $22 million, $13 million after tax or 7 cents per share, that includes these items and an additional separation charge that was included in the third quarter results.